Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June _11___, 2018, by and between Renewable Energy Group, Inc., a Delaware corporation (the “Company”), and Eric Bowen (“Executive”).
WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Company and Executive as follows:
1.Term and Duties.
1.1    Term. The Company hereby continues to employ Executive for a term (as the same may be extended, the “Term”) commencing as of May 21, 2018 and continuing until May 21, 2021, unless terminated earlier in accordance with the provisions of Section 7. On May 21, 2021, the Term shall automatically be extended for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing, in accordance with Section 12, 90 days prior to the expiration of the initial period or any subsequent renewal period.
1.2    Duties. During the Term, Executive shall be employed by the Company as Vice President, Corporate Business Development and Legal Affairs of the Company, and, as such, Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors (the “Board”) of the Company. Executive shall report to the Chief Executive Officer (the “CEO”) of the Company. Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder, except that Executive may devote reasonable time and attention to civic, charitable, business or social activities so long as such activities do not interfere with Executive’s employment duties. Executive shall comply with the policies, standards, and regulations established from time to time by the Company.
2.    Location. During the Term, Executive shall perform his duties under this Agreement at the Company’s South San Francisco office, subject to travel required by Executive’s position and consistent with the reasonable business needs of the Company.
3.    Office Space and Administrative Support. During the Term, the Company shall furnish Executive with office space, equipment, supplies and such other facilities and personnel at the Company’s South San Francisco office commensurate with Executive’s position.
4.    Compensation.
4.1    Annual Salary. During the Term, the Company shall pay Executive a base salary at the rate of $310,000 per annum, in accordance with the customary payroll practices of the

4811-7618-0070.v2

Company applicable to senior executives, but not less frequently than monthly. The Compensation Committee (the “Compensation Committee”) of the Board shall review Executive’s base salary during the Term and may increase such amount as it may deem advisable (such salary, as the same may be increased, the “Annual Salary”). The Annual Salary shall be prorated for any partial calendar year during the Term.
4.2    Bonus and Incentive Compensation. Executive shall be entitled to participate in the Company’s incentive compensation programs as follows:
(a)    Annual Bonus Compensation. During the Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the terms and conditions of the Company’s annual incentive plan for executive officers (or any successor thereto). Based upon attainment of performance goals predetermined by the Compensation Committee, Executive shall be entitled to an Annual Bonus payment at a target level of 50% of Executive’s Annual Salary. The Compensation Committee shall review the target annual bonus percentage during the Term and may increase such percentage as it may deem advisable (such target annual bonus, as the same may be increased, the “Target Annual Bonus”).
(b)    Equity Incentive Compensation. During the Term, Executive shall be eligible to participate in the Company’s equity incentive plans pursuant to the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) (or any successor thereto) or such other plans or programs as the Compensation Committee shall determine. In the event that the vesting terms of the applicable award agreements governing Executive’s equity-based incentive awards differ from or are in conflict with the vesting terms set forth in Section 7 of this Agreement, the terms of this Agreement shall govern and control.
4.3    Benefits – In General. During the Term, Executive shall be permitted to participate in any group health, dental, vision, disability and life insurance benefit plans and programs, retirement plans, fringe benefit programs, paid time-off policies and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs. The Company reserves the right to modify, suspend or discontinue any of its health or welfare benefit, retirement, fringe benefit, paid time-off (“PTO”) and other plans, practices, policies or programs at any time without recourse by Executive.
4.4    Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses incurred by Executive during the Term in the performance of Executive’s services under this Agreement; provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established from time to time by the Company.
5.    Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled or required by law, the Company’s policy (the “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup cash, equity or other compensation paid or provided to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any Company request or demand for recoupment. Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of Executive, and that such modification shall be deemed to amend this Agreement.
6.    Indemnification. The Company shall indemnify Executive and hold him harmless to the same extent as other senior executives of the Company.
7.    Termination of Employment.
7.1    Termination upon Death or Disability. If Executive dies during the Term, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provided under this Section 7.1. If Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none, if Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for at least 120 consecutive or non-consecutive days out of any consecutive 12-month period), the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive; provided that the Company shall have no right to terminate Executive’s employment if, in the reasonable opinion of a qualified physician acceptable to the Company, it is substantially certain that Executive shall be able to resume Executive’s duties on a regular full-time basis within 30 days of the date Executive receives notice of such termination. Upon death or other termination of employment by virtue of disability in accordance with this Section 7.1, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefits hereunder on and after the effective date of the termination of employment other than (a) the Executive’s Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (b) a lump sum cash payment equal to the Annual Bonus for the calendar year in which Executive’s employment hereunder terminates, prorated based on the period beginning on January 1 and ending on the date on which Executive’s employment is terminated pursuant to this Section 7.1, and calculated based on actual performance through the end of the applicable performance year (but in no event shall the amount of the bonus payable to Executive be greater than the prorated portion of Executive’s Target Annual Bonus for such year), payable at the same time as annual bonuses of other senior executives of the Company, but in no event later than March 15 of the year following the year with respect to which such Annual Bonus is payable.
7.2    Termination by the Company for Cause; Termination by Executive without Good Reason.
(a)    For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	failure to perform his material employment duties hereunder;

(ii)	having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony;

(iii)	commission of any crime relating to Executive’s employment with the Company or any of its subsidiaries or affiliates;

(iv)	material violation of any federal, state or local law, administrative regulation related to the business of the Company or any of its subsidiaries or affiliates;

(v)	conduct that could result in unfavorable publicity about the Company or any of its subsidiaries or affiliates;

(vi)	unprofessional conduct inconsistent with Executive’s position in the Company or any of its subsidiaries or affiliates;

(vii)	failure to comply in any material respect with the policies of the Company or any of its subsidiaries or affiliates; or

(viii)	material breach of the terms of this Agreement or the Non-Competition and Confidentiality Agreement;
provided, that the Company shall not be permitted to terminate Executive for Cause except on written notice given to Executive at any time following the occurrence of any of the events described above. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clause (i), (v), (vi), (vii) or (viii) above unless the Company provided written notice to Executive setting forth in reasonable detail the reasons for the Company’s intention to terminate for Cause and, as determined in the sole discretion of the Board, Executive failed within 30 days to cure the event or deficiency set forth in the written notice.
(b)    For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by Executive:

(i)
a material reduction of Executive’s Annual Salary or Target Annual Bonus opportunity (except for across-the-board annual base salary or annual target bonus opportunity reductions affecting all senior executives of the Company);

(ii)	a material breach of the terms of this Agreement by the Company;

(iii)	a material diminution of Executive’s duties or responsibilities; or

(iv)	a relocation of Executive’s offices to more than 30 miles from the Executive’s current place of business at 600 Gateway Boulevard, South San Francisco, California.
Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no earlier than 30 days from the date of such notice) is given by Executive to the Company no later than 30 days after the time at which Executive first becomes or should have become aware of the event or condition purportedly giving rise to Good Reason; and, in such event, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder, but, if the Company does not cure such event within the 30-day period, Executive must terminate his employment not later than 45 days after the end of such 30-day period in order for Good Reason to exist.
(c)    The Company may terminate Executive’s employment hereunder for Cause upon 30 days’ prior written notice to Executive and Executive may terminate his employment at any time upon 60 days prior written notice to the Company without Good Reason, in which case (i) Executive shall receive the Executive’s Annual Salary and other benefits (but, in all events, and without increasing Executive’s rights under any other provision hereof, excluding any Annual Bonus not yet paid) earned and accrued under this Agreement prior to Executive’s termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (ii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
7.3    Termination by the Company without Cause; Termination by Executive for Good Reason.
(a)    The Company may terminate Executive’s employment without Cause upon 30 days’ prior written notice to Executive and Executive may terminate Executive’s employment with the Company for Good Reason, in which case:

(i)
Executive shall (subject, in the case of the following clauses (C), (D) and (E), to Executive’s delivery of a general release reasonably acceptable to the Company which shall have become irrevocable and Executive’s compliance with the covenants set forth in the Non-Competition and Confidentiality Agreement) be entitled to:

(A)	any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;

(B)	reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;

(C)	a cash payment equal to 100% of Executive’s Annual Salary, payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices;

(D)
a cash payment equal to Executive’s Annual Bonus for the calendar year in which Executive’s employment hereunder terminates, prorated based on the period beginning on January 1 and ending on the date on which Executive’s employment is terminated pursuant to this Section 7.3, and calculated based on actual performance through the end of the applicable performance year (but in no event shall the amount of the bonus payable to Executive be greater than the prorated portion of Executive’s Target Annual Bonus for such year), payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices; and

(E)
for a period of one year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (E) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(ii)	The timing of the payments provided under Section 7.3(a)(i) shall be as follows, except as provided in Section 7.5:

(A)
Amounts payable pursuant to clauses (A) and (B) of Section 7.3(a)(i) shall be paid in the normal course or in accordance with applicable law and in no event later than 30 days following Executive’s separation from service;

(B)
Amounts payable pursuant to clauses (C) and (D) of Section 7.3(a)(i) shall commence on the 60th day following the separation from service in the case of clause (C) or the end of the applicable performance period in the case of clause (D), provided Executive has delivered the release referenced in Section 7.3(a)(i) to the Company and such release has become irrevocable; and

(C)
Amounts payable for the health benefits provided pursuant to clause (E) of Section 7.3(a)(i) shall commence at the date following Executive’s separation from service that is required under the relevant health plans and programs to provide such benefits; and

(iii)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
7.4    Termination by the Company without Cause or Termination by Executive for Good Reason Following a Change in Control.
(a)    For purposes of this Agreement, “Change in Control” means:

(i)
any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding (x) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary and (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company, par value $0.0001 per share (the “Common Stock”)) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of 50% or more of the Common Stock or of the securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing 50% or more of the combined voting power of all Voting Securities of the Company;

(ii)	the Incumbent Directors cease for any reason to constitute at least 60% of the Board;

(iii)
the restructuring of the Company as a result of the consummation of a merger, reorganization, consolidation, or similar transaction which shall result in the Company’s stockholders immediately prior to such transaction not holding more than 50% of the voting power of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor) (any of the foregoing, a “Reorganization Transaction”); or

(iv)
the consummation of a plan or agreement that has been approved by the shareholders of the Company for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company.

For purposes of the foregoing, “Incumbent Directors” means, as of any date, the individuals then serving as members of the Board who were also members of the Board as of the date two years prior to the date of determination; provided that any member appointed or elected as a member of the Board after such prior date, but whose election, or nomination for election, was approved by a vote or written consent of at least a majority of the directors then comprising the Incumbent Directors shall also be considered an Incumbent Director unless such person’s election, or nominated for election, to the Board was as a result of, or in connection with, a proxy contest or a Reorganization Transaction.
(b)    The Company may terminate Executive’s employment without Cause upon 30 days’ prior written notice to Executive and Executive may terminate Executive’s employment with the Company for Good Reason, in each case, within two years following the consummation of a Change in Control, in which case:

(i)
Executive shall (subject, in the case of the following clauses (C), (D), (E) and (F), to Executive’s delivery of a general release reasonably acceptable to the Company which shall have become irrevocable and Executive’s compliance with the covenants set forth in the Non-Competition and Confidentiality Agreement) be entitled to:

(A)	any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;

(B)	reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;

(C)	a lump sum cash payment equal to 200% of Executive’s Annual Salary;

(D)
a lump sum cash payment equal to Executive’s Annual Bonus for the calendar year in which Executive’s employment hereunder terminates, prorated based on the period beginning on January 1 and ending on the date on which Executive’s employment is terminated pursuant to this Section 7.4, and calculated based on actual performance through the end of the applicable performance year (but in no event shall the amount of the bonus payable to Executive be greater than the prorated portion of Executive’s Target Annual Bonus for such year);

(E)
vesting of any stock options, stock appreciation rights, restricted stock units or other equity awards in the Company in accordance with Section 10 of the Plan in effect on the date hereof, and the Company shall determine if a “hurdle” set under performance-based equity award constitutes a “target”; and

(F)
for a period of one year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (F) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(ii)	The timing of the payments provided under Section 7.4(b)(i) shall be as follows, except as provided in Section 7.5:

(A)
Amounts payable pursuant to clauses (A) and (B) of Section 7.4(b)(i) shall be paid in the normal course or in accordance with applicable law and in no event later than 30 days following Executive’s separation from service;

(B)
Amounts payable pursuant to clauses (C) and (D) of Section 7.4(b)(i) shall be paid on the 60th day following the separation from service in the case of clause (C) or the end of the applicable performance period in the case of clause (D), provided Executive has delivered the release referenced in Section 7.4(b)(i) to the Company and such release has become irrevocable; and

(C)
Amounts payable for the health benefits provided pursuant to clause (F) of Section 7.4(b)(i) shall commence at the date following Executive’s separation from service that is required under the relevant health plans and programs to provide such benefits.

(iii)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
7.5    Delay in Payment to a Specified Employee. If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service, the provisions of this Section 7.5 shall apply but only if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”). No distribution shall be made to Executive under Section 7.1, 7.3 or 7.4 of this Agreement before the date that is six months after his separation from service or, if earlier, the date of Executive’s death. Any amounts otherwise payable to Executive upon or in the six month period following Executive’s separation from service that are not so paid by reason of this Section 7.5 shall be paid (without interest) as soon as practicable (and in all events within 10 days) after the date that is six months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within 10 days, after the date of Executive’s death).
8.    Limitation on Payments.
8.1    General. In the event that the payments and benefits (the “Payments”) paid or provided to Executive under this Agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Payments shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of the Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999. The provisions of this Section 8 shall apply if, at the time of any change in ownership or control of the Company (within the meaning of Section 280G), the Company is an entity whose stock is readily tradable on an established securities market (or otherwise), within the meaning of Section 280G.
8.2    Accountants’ Determinations. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.  If a reduction in the Payments constituting “parachute payments” as defined in Section 280G is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following order: (a) reduction of the cash severance payments; (b) cancellation of accelerated vesting of equity awards that do not qualify for special valuation under Q&A 24(c) of the regulations under Section 280G; (c) cancellation of other equity awards; and (d) reduction of continued employee benefits.  In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of Executive’s equity awards’ grant dates.
9.    Restrictive Covenants. Simultaneously with the execution of this Agreement, Executive shall execute the Employee Non-Competition and Confidentiality Agreement attached hereto as Exhibit A (the “Non-Competition and Confidentiality Agreement”).
10.    Arbitration. All disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration

Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

(i)
Within fifteen days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within 90 days after appointment of the third arbitrator. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, his heirs, personal representatives, and legal representatives.

(ii)
The arbitration proceedings shall take place in Des Moines, Iowa, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

(iii)
Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.

11.    Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.
12.    Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:
(a)    If to the Company, to:

Renewable Energy Group, Inc.
416 S. Bell Avenue
Ames, Iowa 50010
Attn:    Chairman of the Board
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center
22nd Floor
San Francisco, CA 94111
Attn:    Blair W. White, Esq.
(b)    If to Executive, to:
the address set forth in the Company’s records
Either party may change its address for notices in accordance with this Section 12 by providing written notice of such change to the other party.
13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to the choice of law rules thereof.
14.    Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to a Company Affiliate upon written notice to Executive, provided that (a) the assignee assumes all of the obligations of the Company under this Agreement, (b) Executive’s role when viewed from the perspective of Company Affiliates in the aggregate is comparable to such role immediately before the assignment, and (c) the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.
15.    Entire Agreement. This Agreement (together with Exhibit A) constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement (including without limitation any term sheets) are superseded in their entirety by this Agreement.
16.    Waivers; Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.
18.    Executive Acknowledgement. Executive confirms and represents to the Company that he has had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as he deems necessary for entering into this Agreement, and he has not relied upon the advice of the Company or the Company’s officers, directors, or employees.
19.    Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.
20.    Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
21.    Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A, with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A or any exemption therefrom, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
22.    Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.
23.    Set-off/No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. The Company agrees that, if Executive’s employment is terminated hereunder, Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.
24.    Cooperation. Executive shall make himself reasonably available, taking into account his other business and personal commitments, to cooperate with the Company, its subsidiaries and affiliates and any of their respective officers, directors, shareholders, employees or agents in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive becomes involved or of which Executive has knowledge as a result of Executive’s service with the Company or any of its subsidiaries or affiliates.
25.    Legal Representation. Executive represents and warrants to the Company that he is a lawyer licensed to practice in the State of California and that he has acted as his own legal counsel in negotiating the terms of this Agreement and the Non-Competition and Confidentiality Agreement, including with respect to the choice of law to be applied and the applicable venue/forum herein and therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

RENEWABLE ENERGY GROUP, INC.

By:     /s/ Jeffrey Stroburg
Name:     Jeffrey Stroburg
Title:     Chairman

/s/ Eric Bowen
Eric Bowen